EXHIBIT 10.9

                        PURCHASE AND SALE AGREEMENT




THIS AGREEMENT is made as of this 13th day of December 1993.

BETWEEN

Aban Loyd Chiles Offshore Limited, a company organized and existing under the laws of India, with its offices at Sakthi Towers, 766
Anna Salai, Madras 600 002 India (hereinafter referred to as
"Seller")

                                    AND

GLOBAL MARINE INC., a company organized and existing under the laws of Delaware, U.S.A., and having its registered office at 777 N.
Eldridge, Houston, Texas 77079 (hereinafter referred to as "Buyer")

Seller and Buyer are sometimes referred to herein collectively as "Parties" and individually as "Party".

                                WITNESSETH:


WHEREAS:

Seller is or will become the owner of the jackup drilling unit known as the Chichen Itza, together with all her equipment, spare parts and inventory more fully described in Exhibit A attached hereto and made a part hereof and desires to sell the Rig to Buyer, and Buyer desires to purchase the Rig from Seller, in accordance with the terms and conditions of this Agreement ("Agreement");

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1 - SALE AND DEPOSIT

1.1 Seller agrees to sell to Buyer and Buyer agrees to purchase, all right, title and interest in the Rig, and all her equipment and appurtenances, including but not limited to, all equipment which is on order for the Rig, her engines, boilers, machinery, masts, rigging, derricks, drawworks, blow-out preventers, boats, cables, chains, tackle, fittings, tools, pumps, gear, apparel, furniture, equipment, jacking gears, spare parts ashore or onboard, and all other appurtenances thereto, appertaining or belonging, and whether installed by Seller or others (exclusive of leased items), and whether onboard, onshore or in transit, all as more fully described in Exhibit A hereto, and also any and all additions, improvements, renewals and replacements at any time from the date of this Agreement until the Closing Date (as defined in Article 4 below) made in or to the Rig, or any part thereof, or in or to her equipment and appurtenances aforesaid (herein collectively referred to as the "Rig").

1.2 In consideration of Buyer entering into this Agreement, Seller, to the extent they are available to Seller, hereby sells and assigns to Buyer all of its respective right, title and interest in any drawings, records, manuals, plans, designs and other documents pertaining specifically to the Rig or relating to its construction, and warranties or guarantees relating to the Rig (hereinafter collectively referred to as "Other Property and Warranties"), such sale and assignment to be effective upon the Closing Date hereof. Seller to use its best efforts to obtain same. Seller shall deliver such documents to Buyer concurrent with the delivery of the Rig to Buyer's offices in Houston, Texas, or other location designated by Buyer.

1.3 Subject to the approval of ONGC and the Managers of the Rig, after this Agreement is signed and deposit lodged, the Buyer shall have the right to place a crew of two (2) on board the Rig prior to delivery to inspect the Rig and to observe and monitor the preparation and mobilization of the Rig. Such crew shall be at the sole risk and liability of the Buyer and the Seller will not undertake any liability with respect to such crew or its activities. In connection therewith Buyer shall indemnify and hold harmless Seller and the Manager of the Rig from and against any and all claims by any party arising out of illness, death or injury to Buyer's crew while onboard the Rig or in transit to or from the Rig, notwithstanding the negligence or fault of Seller, its employees, servants or agents. The negligence or fault referred to herein shall include sole and/or concurrent negligence, either active or passive, and shall include any liability based on any theory of strict liability or defect of premise or appurtenances.

1.4 As a security for the fulfilment of this Agreement, the Buyer shall pay a deposit of 10% (ten percent) of the cash portion of the Purchase Price set forth in Section 2. 1 within three
     (3) banking days from the date of execution of this Purchase and Sale Agreement. This amount shall be deposited with Hambros Bank in London, England and held by them in a joint account in the names of the Seller and the Buyer. Interest, if any, to be credited to the Buyer. Any fee charged for holding such deposit shall be borne equally by the Seller and the Buyer.

ARTICLE 2 - PURCHASE PRICE

2.1  In consideration of the due performance of Sections 1.1 and
     1.2 above, Buyer shall pay to the Seller or order the following, (hereinafter referred to as "Purchase Price") which payment shall be made in the manner set forth below.

     Said Purchase Price shall consist of:

     (a)  The sum of Twelve Million Five Hundred Thousand U.S.
          Dollars (US$12,500,000); plus

     (b) A non-interest bearing, limited-recourse, contingent cash flow note in the amount of Five Hundred Thousand U.S. Dollars (US$500,000) under which Seller shall be entitled to receive 50% of the net cash flow from the Rig when it is working until such time as Seller has received a total of US$500,000.

     In the event Buyer sells the Rig prior to paying to Seller the full amount due under the note set forth in (b) above, the full unpaid balance shall immediately be due and payable.

2.2 The cash portion of the Purchase Price, less the Deposit which shall be simultaneously released to Seller (with the interest earned payable to Buyer), shall be paid by the Buyer on the Closing Date either by an Irrevocable Bank Payment Letter issued by a London bank, a cashier's check or by wire transfer in immediately available funds, as mutually agreed prior to Closing, to a bank account as Seller may designate in writing at least five (5) London working days prior to Closing Date.

2.3  All payments under this Agreement shall be made in U.S.
     Dollars.

ARTICLE 3 - CONDITIONS PRECEDENT

3.1 The performance of this Agreement is subject to fulfilment of the following conditions precedent within the time stated herein:

     (a) acceptance of the Rig by Buyer or its nominee on the Closing Date following confirmation that the Rig is in the same condition on delivery as it was when inspected by Buyer on November 10-13, 1993, normal wear and tear excepted.

     (b) approval by the Buyer's and Seller's Board of Directors of the terms and conditions of this Agreement by close of business in Houston, Texas on 14 December 1993, certified copies of which are to be delivered to the other Party prior to the Closing Date;

     (c) approval from the requisite governmental authorities (if required) of the transfer of ownership of the Rig to Buyer by the Closing Date. A copy of such approval shall be delivered by Seller to Buyer prior to the Closing Date.

3.2 Seller and Buyer shall each use all reasonable good faith efforts to procure the fulfilment of the conditions precedent under Section 3.1 above.

3.3 Seller agrees to do all things required on its part to obtain the governmental approvals referred to in Section 3.1 (c) above, if required, including providing any information, making any certifications, and complying with any requirements, restrictions, covenants or conditions imposed in conjunction with such approval. Any delay in receiving such approval, unless such delay is caused by reasons within control of Buyer, shall not enable the Seller to cancel this Agreement in accordance with Section 9.3.

ARTICLE 4 - CLOSING DATE

4.1 The transactions described in this Article 4 shall take place on a mutually agreeable date no earlier than 20 February 1994, or if later, the final closing date under the Memorandum of Agreement dated 25 April 1993 between Aban Loyd Chiles Offshore Limited and Patrian Offshore S.A. but no later than 31 March 1994, inclusive, but in any event no later than 15 April 1994 (hereinafter referred to as "Closing Date") at a mutually agreeable location. Notwithstanding anything in this Agreement to the contrary, if the Rig is not delivered by 15 April 1994 Buyer may elect to terminate this Agreement without further obligation to Seller and any Deposit paid by Buyer shall be returned with interest earned.

4.2 Subject to the due performance of the other provisions of this Agreement, Seller and Buyer hereby agree that the following transactions shall be performed simultaneously on or before the Closing Date:

     (a) Buyer shall either deliver said Irrevocable Bank Payment Letter, a cashier's check or transfer the cash portion of the Purchase Price to Seller by wire transfer to the bank account indicated in Section 2.2 above;

     (b) Buyer shall also deliver to Seller the note referred to in Section 2.1 above;

     (c) Seller shall transfer title to the Rig to Buyer by signing and delivering the Bill of Sale and Buyer shall sign and deliver to Seller a Protocol of Delivery and Acceptance in the form of Exhibits B and C respectively attached to and made a part of this Agreement. Such Bill of Sale shall be notarized and legalized by the Panamanian Consulate;

     (d) Seller shall deliver to Buyer all documents relating to the use and operation of the Rig as more fully described in Exhibit D attached hereto;

     (e) Seller shall hand over to Buyer original Powers of Attorney, duly notarized authorizing the signatory to sign the closing documents to bind the Seller;

     (f) Buyer shall hand over to Seller original Powers of Attorney, duly notarized authorizing the signatory to sign the closing documents to bind the Buyer;

     (g) Seller shall deliver to Buyer at least 10 days but not more than 15 days before the Closing Date, a certificate issued by the Panamanian authorities dated 10 to 15 days before Closing Date, stating that the Rig is free and clear from all recorded encumbrances or liens, save for the endorsements of the interest of the Export Credit Guarantee Department of the U.K. government ("ECGD") as First Mortgagee and Second Mortgagee, which interest shall be released prior to the Closing Date;

     (h) Within a reasonable time after the Closing Date, Buyer shall change the name of the Rig and remove therefrom all insignias and logos and other references to Seller;

     (i) Seller shall provide to Buyer evidence satisfactory to Buyer, in Buyer's sole discretion, that the Rig is free and clear of all encumbrances and maritime liens whatsoever on the Closing Date.

     (j) Seller shall provide to Buyer an assignment from Omega International Corporation in a form satisfactory to Buyer, of the indemnities from ONGC with regard to customs duties, fees and charges under the Omega/ONGC drilling contract. Such assignment shall be coupled with a formal Power of Attorney to Buyer issued by Omega International Corporation appointing Buyer as their Attorney-In-Fact for purposes of enforcing such indemnities.

ARTICLE 5 - DELIVERY, RISK, TITLE, BUNKERS, STORES AND SPARES

5.1 The Rig with everything belonging to her shall be at the Seller's risk and expense, including spud can damage, until the Rig is delivered to the Buyer. In the event that the Rig shall have suffered any damage prior to the date of Delivery in respect of which recoveries may be made under the insurance for the Rig and Buyer has nonetheless elected to proceed with the purchase of the Rig as provided in Section 7.2, the Seller shall make claims on the insurances in respect of such damage and shall account to the Buyer in respect of any recoveries that may arise. Seller hereby appoints Buyer as their Attorney-In-Fact for purposes of pursuing all insurance claims under this Section 5.1 and agrees to provide to Buyer a formal Power of Attorney evidencing this appoint upon request by Buyer. Upon the delivery of the Bill of Sale to Buyer, and acceptance of the Rig by Buyer, all risk, rights, title and interest in the Rig shall be transferred to Buyer and title to the Rig shall pass to Buyer upon delivery.

5.2 Seller will deliver the Rig to Buyer in Dubai or other mutually agreed port, provided Buyer agrees to pay the additional charges, on the Closing Date safely jacked up at the delivery location. Such Rig shall be delivered in the same condition as it was at the date of inspection by Buyer, fair wear and tear excepted. Seller shall give the Buyer at least 30 days, 15 days and 7 days notice prior to the delivery date, which shall be definitely confirmed by Seller 5 London banking days before the delivery date, which shall be between 05 January 1994 and 31 March 1994.

5.3 Seller shall deliver the Rig to Buyer with all provisions (broached or unbroached), remaining fuel and unused oils and unused stores. Library, forms, manuals, etc. for use on Seller's other rigs generally, shall be excluded from the sale without compensation.

5.4 Seller is required to continue to replace, in the normal course of business, spare parts which are taken out of spares and used as replacements prior to delivery, and the replaced parts shall be property of Buyer.

ARTICLE 6 - LIABILITIES PRE AND POST CLOSING DATE

6.1 Except as provided in Section 1.3 hereof, Seller shall be responsible for and shall defend, indemnify and hold harmless the Buyer against all liability, expenses and costs for any cause of action accrued prior to the Closing Date, (including by way of illustration and not by way of limitation, personal injury, property damage, contractual disputes, environmental claims, claims by any governmental or regulatory body and specifically including Indian customs duties) arising out of or relating to the Rig or to Seller's business activities with respect to the operation or ownership of the Rig. Nothing contained in this Section 6.1 shall be construed to relieve Buyer of its obligations under Section 1.3 above.

6.2 Subject to Section 6.1 above, Buyer shall be responsible for and shall defend, indemnify and hold harmless the Seller against all liability, expenses and costs for any cause of action accrued after the Closing Date, (including by way of illustration and not by way of limitation, personal injury, property damage, contractual disputes, environmental claims, claims by any governmental or regulatory body but specifically excluding Indian customs duties) arising solely out of or relating to Buyer's business activities with respect to the operation or ownership of the Rig.

6.3 Any financial commitments or liability to pay money in respect of the Rig arising prior to Closing Date, (even if only payable after Closing Date), shall be borne by the Seller.

ARTICLE 7 - TOTAL/CONSTRUCTIVE TOTAL/PARTIAL LOSS

7.1 If the Rig becomes a total or constructive total loss (as determined by a surveyor to be mutually agreed, or in the event of failure to agree, appointed by the underwriters of the Rig) before Closing Date, this Agreement shall immediately become null and void and neither Seller nor Buyer shall have any further obligation or liability with respect to the other, except that the Deposit shall be returned to Buyer with interest earned.

7.2 If the Rig suffers partial loss or damage the cost of repair of which would exceed US$500,000, before delivery of the Title on the Closing Date so that delivery cannot be made in accordance with Section 5.2 above, Buyer may elect to terminate this Agreement without further obligation or liability to the Seller and the Deposit shall be returned to Buyer with interest earned or Buyer may at its option elect to proceed with the sale and then proceed with the repairs for Seller's account. If, however, the shipyard where the repair work is intended to be carried out estimates the repair can be completed on or before the Closing Date, and Buyer elects to proceed with this transaction, Seller shall repair such damage at Seller's cost as expeditiously as possible, and Buyer shall purchase and accept the Rig so repaired, subject to inspection and approval of the repairs in Buyer's sole discretion, provided that the Closing Date shall be postponed until all repairs have been completed. If the shipyard estimates that repairs cannot be completed on or before the Closing Date, Buyer shall within five (5) days after receiving the estimate, determine independently, and notify the Seller, whether Buyer elects either to terminate this Agreement or to carry on with the sale. If Buyer elects not to proceed then this Agreement shall terminate with immediate effect and neither Seller nor Buyer shall have any further obligation or liability to the other, except that the Deposit shall be returned to Buyer with interest earned. If Buyer elects to proceed with the sale then Seller will proceed with the repairs to the Rig if Buyer has not elected to do so as provided above. In such event the Closing Date shall be postponed until the repairs have been completed. Buyer shall be entitled at its cost to observe and require additional inspection of any and all repairs made to the Rig while in the shipyard and/or prior to the Closing Date.

ARTICLE 8 - WARRANTIES AND UNDERTAKINGS

8.1 Seller warrants and undertakes (which warranties and undertaking shall survive the delivery of the Rig):

     (a) Seller is or will be the legal and beneficial owner of the Rig on the Closing Date.

     (b) Seller will convey to Buyer good title to the Rig on the Closing Date, and on delivery of the Rig to Buyer, the Rig will be free from all encumbrances, including but not limited to statutory and maritime liens, pledges, mortgages or other debt or security interest or restrictions on transfer. Should any claims which have been incurred prior to the time of Delivery be made against the Rig, the Seller hereby undertakes to indemnify the Buyer against all consequences of such claims, including any taxes and/or customs duties owed to Indian authorities and/or ONGC.

          To secure its obligations under this Agreement, Seller hereby assigns to Buyer all rights, title and interest in and to all representations, indemnities and undertakings given by the "Sellers " under the provisions of that certain Memorandum of Agreement dated 25 April 1993 between Patrian Offshore S.A. and Aban Loyd Chiles Offshore Limited with respect to the vessel "Chichen Itza" as subsequently modified and amended. In addition, Seller shall provide to Buyer written consent and acknowledgment from Patrian Offshore S.A. of such assignment on or before the Closing Date. Further Seller hereby appoints Buyer as its Attorney-In-Fact for purposes of enforcing such rights, title and interest and agrees to provide to Buyer a formal Power of Attorney evidencing this appointment upon request by Buyer.

     (c) The Rig shall, on the Closing Date, be delivered in the same condition as when she was inspected by Buyer on November 10-13, 1993.

     (d)  The operations of the Rig shall, prior to the Closing
          Date, be conducted in accordance with law, good oil field practice and the requirements of any applicable drilling contract.

     (e) That the ONGC drilling contract applicable to the Rig has terminated prior to the Closing Date.

     (f) That the management agreement and all other similar agreements with respect to the Rig have terminated or been cancelled prior to the Closing Date.

     (g) Seller is duly incorporated and validly existing under the laws of its country of incorporation and has taken all necessary corporate action to and has full legal right, power and authority to enter into this Agreement and to perform the obligations herein contained and all necessary consents have been or will be obtained prior to the date of delivery.

8.2 Buyer warrants that it is duly incorporated and validly existing under the laws of its country of incorporation and has taken all necessary corporate action to and has full legal right, power and authority to enter into this Agreement and to perform the obligations herein contained.

ARTICLE 9 - DEFAULTS

9.1 Should the deposit not be paid as aforesaid, the Seller has the right to cancel this Agreement, and shall be entitled to claim compensation for their direct losses.

     Should the Purchase Money not be paid as aforesaid, the Seller's sole and exclusive remedy is to cancel this Agreement, in which case the amount deposited and all interest earned, if any, shall be forfeited to the Seller and the Seller shall have no further claim against the Buyer.

9.2 If the Seller is unable to execute a legal transfer or to deliver the Rig with everything belonging to her in the manner and within the conditions and time specified in Articles 4, 5 and 8, Buyer may elect to cancel this Agreement in which case the Deposit in full shall be returned to the Buyer together with interest earned. Except for failure to deliver the Rig due to damage, as provided in Section 7.2, in addition, Seller shall pay to Buyer an amount equal to the Deposit set forth in
     Section 1.4 as liquidated damages. Thereafter Buyer shall have no further claim against the Seller.

9.3 Except as provided in Section 3.3 above, in the event any of the Conditions Precedent have not been satisfied within the time specified in this Agreement, either party shall have the right to terminate this Agreement, in which event neither party shall have any further obligation or liability to the other and any monies paid by Buyer shall be returned.


ARTICLE 10 - BROKER COMMISSION

The brokerage fee of US$148,000 shall be paid by SELLER to Normarine Offshore Consultants A/S to a bank account to be nominated by Normarine Offshore Consultants A/S immediately upon the delivery and acceptance of the Rig and receipt by Seller of payment of the Purchase Price pursuant to the terms of this Agreement.

ARTICLE 11 - TAXES

11.1 All fees, dues, notarial and/or consular and/or other charges or expenses connected with the registration of the Rig under Buyer's flag shall be for Buyer's account.

11.2 All fees, dues, notarial and/or consular and/or other charges or expenses connected with the Seller's transfer of interest shall be for Seller's account.

11.3 All other taxes, fees and expenses (including any sales taxes, stamp taxes, VAT or other similar taxes) relating to the sale of the Rig shall be for Seller's account.

ARTICLE 12 - CONFIDENTIALITY

12.1 Each Party shall consult with the other prior to making its initial public announcement concerning this transaction.

ARTICLE 13 - FURTHER ASSURANCE

Each of the Parties shall do and execute or procure to be done and executed all further necessary acts, deeds, documents and things within their power to give effect to this Agreement.

ARTICLE 14 - AMENDMENTS, VARIATIONS AND WAIVER

14.1 No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

14.2 No failure to exercise or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy.

ARTICLE 15 - ARBITRATION

15.1 If any dispute should arise in connection with the interpretation and fulfilment of this Agreement, the same shall be decided by arbitration in the city of London pursuant to the London Maritime Arbitration Association Rules of Commercial Arbitration and shall be referred to a single arbitrator to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of the single arbitrator, the dispute shall be settled by three arbitrators, each Party appointing one arbitrator, the third being appointed by the London Maritime Arbitration Association. If either of the appointed arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new arbitrator in his place.


15.2 If one Party fails to appoint an arbitrator, either originally or by way of substitution, within two weeks after the other Party having appointed his arbitrator, and has sent the Party making default notice by telex or telefax to make the appointment,the London Maritime Arbitration Association, after application from the Party having appointed his arbitrator shall appoint an arbitrator on behalf of the Party making default.


15.3 The award rendered by the arbitrators shall be final and binding upon the Parties and may if necessary be enforced by a court or other competent authority in the same manner as a judgment of a court of law.


15.4 Arbitration shall be in the English language.


15.5 This Agreement shall be governed and interpreted in accordance with the laws of England.


ARTICLE 16 - NOTICES


16.1 Unless otherwise specifically stated herein, any notices required or permitted to be given herein shall be given in writing, delivered personally or sent by mail postage prepaid or by telex or facsimile to the Party to receive such notice at:

     To Buyer:   Global Marine Inc.
                 777 N. Eldridge Road
                 Houston, Texas  77079, U.S.A.

                 Attention:  Mr. John G. Ryan
                 Telex:      77-5415
                 Facsimile:  (713) 496-0895

     To Seller:  Aban Loyd Chiles Offshore Limited
                 Sakthi Towers
                 766 Anna Salai
                 Madras 600 002, India

                 Attention:  Mr. M.A. Abraham
                 Telex:      041-7695
                 Facsimile:  (91)(44) 825-5748



16.2 Any notice shall be effective upon receipt and shall be given in the English language.


16.3 A Party may change its notice information by giving notice of the change to the other Party in writing.


ARTICLE 17 - GENERAL


17.1 Neither Party shall assign this Agreement without the prior written consent of the other Party; except that either Seller or Buyer shall be entitled to assign this Purchase and Sale Agreement and all rights and obligations thereunder to any of their wholly owned subsidiaries at any time prior to the Closing Date, provided that the assignor shall remain primarily responsible for the due performance of this Agreement.


17.2 The Rig will have been working offshore India prior to delivery to Buyer. Seller shall take all precautions to properly document the departure of the Rig from India so as not to jeopardize, prevent, hinder or interfere with Buyer's right to take the Rig back to India if Buyer so elects.


17.3 If any term, provision or condition of this Agreement is determined to be invalid or unenforceable such invalidity or unenforceability shall have no effect on the validity or enforceability of the remaining terms, provisions or conditions, which shall be valid and enforceable as if the invalid and unenforceable terms, provisions or conditions never existed.


IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorised representatives on the day and year first above written.


BUYER:                         SELLER:

GLOBAL MARINE INC.




By:  /s/                       By:
        Vice President                  Managing Director

                              AMENDMENT NO. 1
                    TO THE PURCHASE AND SALE AGREEMENT
                       DATED AS OF DECEMBER 13, 1993



THIS AGREEMENT is made as of the 11th day of February, 1994

BETWEEN

(1) Aban Loyd Chiles Offshore Limited, a company organised and existing under the laws of India, with its offices at Sakthi
     Towers, 766 Anna Salai, Madras 600 002 India (hereinafter referred to as "Seller"); and

(2) Global Marine Inc., a company organised and existing under the laws of Delaware, U.S.A., and having its registered office at 777 N. Eldridge Road., Houston, Texas 77079 (hereinafter referred to as "Buyer")

WITNESSETH WHEREAS

1. Seller and Buyer entered into a Purchase and Sale Agreement as of December 13, 1993, the terms and conditions of which provided for the Seller to sell and the Buyer to buy the jackup drilling unit known as the Chichen Itza;

2. The Purchase and Sale Agreement provided for an inspection to be conducted immediately prior to the closing to establish:

     (a) the condition of the spud cans which were not capable of being inspected during the period November 10-13, 1993;
          and

     (b) that the rig is being delivered with all items provided for in Exhibit A to the Purchase and Sale Agreement;

3. The parties acknowledge that it is not practical to conduct such a pre-delivery inspection of the Chichen Itza and wish to provide a procedure for such inspection and resulting price adjustment, if any; and

4. Other minor modifications to the Purchase and Sale Agreement are desired by the parties.

NOW THEREFORE, in consideration of the mutual covenants in the Purchase and Sale Agreement and this Amendment No 1 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to amend the Purchase and Sale Agreement in respect of the Chichen Itza and dated as of December 13, 1993, as follows:

1. Article 4.1 is deleted in its entirety and is hereby amended to read:

     "The transactions described in this Article 4 shall take place on 11 February 1994 in London. Notwithstanding anything in this agreement to the contrary, if the rig is not delivered by 15 April 1994 Buyer may elect to terminate this Agreement without further obligation to

Seller and any deposit paid by Buyer shall be returned with interest earned".

2.   Article 4.2(g) is deleted in its entirety.

3.   Article 4.2(j) is deleted in its entirety.

4. Article 5.2 is amended to provide that the rig shall be delivered in Sharjah. The last sentence of this article is deleted in its entirety.

5. Article 8.1(b) is hereby amended to delete the requirement that Seller provide to Buyer written consent and acknowledgement from Patrian Offshore S.A.

6.   Article 13 is amended to add the following:

     "Seller agrees to use its best efforts to obtain the permission of the Central Government or Reserve Bank of India, if such permission is necessary to make any payment to Buyer, whether in accordance with any warranty, representation, undertaking or indemnity or otherwise under the Purchase and Sale Agreement".

IN WITNESS WHEREOF the parties have executed this Amendment No. 1 by their duly authorised representatives as of the day and year first above written.

BUYER:                                      SELLER:

GLOBAL MARINE INC.                          ABAN LOYD CHILES OFFSHORE
LIMITED

By:   /s/                                        By:

     Vice President                                 Director